Exhibit 10.15

GREAT AMERICAN FAMILY PARKS, INC.

EMPLOYMENT AGREEMENT

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THIS Employment Agreement (“Agreement”) is hereby entered into and made effective this first day of January, 2005, by and between Great American Family Parks, Inc., a Nevada corporation, with its principal place of business located in Eagle, Idaho (the “Company”), and Larry Eastland of Eagle, Idaho (“Eastland”).

RECITALS

1.

The Company is engaged in the business of developing theme parks and attractions and desires to acquire qualified, experienced leadership in this endeavor.

2.

Eastland has had considerable experience in public service and as a corporate executive officer, including executive responsibilities in highly focused, small companies and has accumulated considerable executive and corporate expertise.  Further, Eastland has developed unique expertise regarding the component parts of public companies and has gained valuable knowledge while serving as the Managing Member of Northwest Parks, LLC.

3.In view of his effective service in developing public companies, the Company has determined that it desires to employ Eastland as its President and Chief Executive Officer for the period set forth below.

4.

In consideration for the terms of this Agreement, Eastland desires to be employed by the Company as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I.

EMPLOYMENT.

The Company hereby employs, engages and hires Eastland as its President and Chief Executive Officer on the terms and conditions hereinafter set forth, and Eastland hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II.

TERMS OF EMPLOYMENT.

The term of employment under this Agreement shall be for a period of three (3) years(s) commencing as of January 1, 2005 and terminating on December 31, 2008, subject, however, to prior termination as hereinafter provided.  Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Eastland by the Company after December 31, 2008, shall be for a term and on the conditions to be agreed to by the parties prior to the expiration of the Agreement.

III.

SERVICES, DUTIES AND RESPONSIBILITIES.

1.

Eastland will faithfully and to the best of his ability serve the company in his capacity as its President and Chief Executive Officer, subject to the policy direction of the Board of Directors of the Company.  Eastland shall perform such services and duties as are customarily performed by one holding the position of President and Chief Executive Officer of a public corporation.

2.

As President and Chief Executive Officer, Eastland shall be responsible for the overall management of the Company’s business.  Eastland will devote his full time, energy and skill during regular business hours to his employment with the Company.  Such duties shall be rendered at Eagle, Idaho, and at such other place or places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require.  While occupying the office of President and Chief Executive Officer, and as a member of the Board of Directors, Eastland shall be willing to occupy the office of Chairman of the Board of Directors and shall be willing to serve as Chairman of the Executive Committee of the Board of Directors.  Eastland shall be responsible on a continuing basis for the development, implementation and maintenance of a business plan for the corporation and all activities defined therein.  He shall be responsible for coordination of efforts of the corporate and subsidiary officers and management teams and their respective staffs and for the maximization of corporate performance and overall profitability of the corporation and its respective subsidiaries; conditioned, however, upon the Company’s providing sufficient funds for Eastland to so manage and regulate the Company.

3.

Eastland shall be responsible for reporting in writing to the Board of Directors on a regular basis.

4.

As Chief Executive Officer, Eastland shall be responsible for the development, coordination and execution of all aspects of the operation as directed by the Board of Directors.  Subject to the Company’s continuing ability to pay Eastland’s salary on a regular basis as hereinafter provided, Eastland will devote his full time, energy and skill during regular business hours to providing the services and carrying out the duties and responsibilities of his employment with the Company.  Such duties shall be rendered at the principal place of business of the Company and at such other places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require.

5.

Eastland shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise while he is in the employ of the Company, unless specifically authorized to do so.  It is understood, however, that the foregoing in no way prevents Eastland from owning stock or having an economic interest in other businesses or enterprises.  Furthermore, Eastland may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties of the Company.  Also, he may hold the position of corporate officer in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

IV.

COMPENSATION.

1.

Base Salary.  Commencing January 1, 2005, the Company shall pay Eastland a base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per year, payable twice a month on the first and fifteenth days of each month, commencing on the date of closing of the first theme park acquisition of the Company.  The base annual salary rate shall be increased to the sum of One Hundred Seventy Thousand Dollars ($170,000) upon, and as of the date of, the closing of the second theme park acquisition of the Company.  Said salary payments will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes.  Whereas such salary shall not be decreased during the term of this Agreement without the consent of Eastland, it shall be subject to increase by the Board of Directors which shall review the salary periodically, and at least annually.

2.

Salary Subject to “Take or Pay”.  The above referenced salary shall be subject to “take or pay” provisions, whereby the Company hereby commits to pay said salary (including any increases from date) for the entire term of this Agreement, regardless of whether his employment is terminated hereunder at any earlier date, unless such termination is for cause based on malfeasance, as defined in Section XI (2) herein below, or as a result of his voluntary resignation or withdrawal.

3.

Incentive Bonus.  Eastland shall be entitled to an incentive stock bonus of restricted, common stock of the Company, as may be approved by the board of directors, at such time as the Stock Option And Award Plan is approved by the stockholders of the Company.

4.

Performance Bonus.  Commencing at the date hereof, Eastland shall be granted a bonus equal to two percent (2%) of the annual gross pre-tax income determined quarterly based on the filing of the 10Q report with the SEC, subject to the provision that said annual gross pre-tax income amounts to at least the sum of Five Hundred Thousand Dollars ($500,000).  Said payment shall occur within thirty (30) days following the filing of the 10Q report.  Any overpayment of said bonus shall be deducted from Eastland’s salary at a rate not to exceed $10,000 per month.

5.

Incentive Stock Option (ISO).  At the next Company annual meeting, the Company shall seek stockholder approval and shall register with the SEC, an Incentive Stock Option Plan meeting the requirements established by Section 422 of the Internal Revenue Code, whereby options granted are not taxed until the stock is sold and they are not deductible as compensation expense by the corporation.  The term of said ISOs shall not exceed five (5) years and the option price shall be equal to or greater than one hundred percent (100%)of the fair market value at the grant date.  Within thirty (30) days after the Incentive Option Plan is in effect, the Company shall grant to Eastland ISOs for the purchase of fifty thousand (50,000) free trading shares of the common stock of the Company and ISOs for the same amount of stock shall be granted to Eastland on each anniversary date of the first grant during the term of this Agreement, providing he is at the time employed by the Company, subject to the provisions of Section XI 4 (b) herein.

6.

Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company will establish a Deferred Compensation Plan for its senior executives, including Eastland.

7.

Benefits.  As soon as it is financially able as determined by the Board of Directors, the Company shall provide the following benefits to Eastland:

(a) Participation in a group medical plan;

(b) Comprehensive dental care plan;

(c) Life insurance at the rate of at least four times Eastland’s annual salary, with the beneficiary of said insurance to be named by Eastland;

(d) Disability insurance;

(e) A leased vehicle appropriate to the office of CEO of the Company to be utilized      on behalf of Company business.

V.

BUSINESS FACILITIES AND EQUIPMENT.

The Company shall provide Eastland, or shall pay for, suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for Eastland to perform his services and carry out his responsibilities and duties to the Company.

VI.

DIRECTORS AND OFFICERS INSURANCE.

As soon as it is financially able, as determined by the Board of Directors, the Company shall purchase and maintain Directors’ and Officers’ liability insurance, including coverage for Eastland, in an amount of not less than three million dollars ($3,000,000).

VII.

INDEMNIFICATION.

The Company shall indemnify Eastland, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Eastland as a result of his having been, an officer and/or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses.  Said indemnity shall apply, but not be limited to, expenses incurred in respect to:

1.

any matter in which he shall be finally adjudged in any such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of his duty as such officer and/or director, or;

2.

any matter in which a settlement is effected to an amount in excess of the amount of reasonable expenses incurred by or on behalf of Eastland in such action, suit or proceeding to the point of final settlement and resolution.

Further, nothing in this section regarding indemnification shall be construed to require or authorize the Company to indemnify Eastland against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer and/or director of the company. The foregoing right of indemnification shall not be exclusive of other rights to which Eastland may be entitled.

VIII.

BUSINESS EXPENSE REIMBURSEMENT.

The Company shall reimburse Eastland for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Eastland of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable.  If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Eastland shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX.

VACATION.

During the term of this Agreement, Eastland shall have the right to six (6) weeks of paid vacation during each year.  Vacation time may be taken all at once or in segments as desired by Eastland, subject to reasonable notice to the Company for the purpose of coordinating work schedules.  Such vacation is not cumulative from year to year.

X.

RELOCATION OF DOMICILE.

 At the request of the Company for sound business reasons and upon reasonable notice, the Company may require Eastland to relocate his residential domicile.  The Company shall pay all relocation expenses, including the following items:  a preliminary trip by Eastland and his spouse to the relocation destination for the purpose of locating a new home, moving costs, closing costs arising from the real estate transactions, installation costs of utilities, accessories and equipment, new drapes and curtains and other one time expenses uniquely related to relocation of a residence.

XI.

TERMINATION OF EMPLOYMENT.

1.

Termination for Cause.  Generally.  Under this Agreement, the Company shall have the right to terminate the employment of Eastland for cause, which shall consist of two classes:  cause involving malfeasance on the part of Eastland, and causes not involving malfeasance (no-fault).  Upon termination, all Company property and credit cards in the possession and control of Eastland must be returned to the Company.

2.

Malfeasance Termination for Cause.  In the event the employment of Eastland is terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately.  Termination for cause on grounds of malfeasance included, but is not limited to, the following conduct:

(1)

Breach of any restrictive covenant contained herein

Against competition or disclosure of trade secrets;

(2)

Continued failure and refusal to carry out the duties and

Responsibilities of office under this Agreement within a

Reasonable time following written notice from the

Board of Directors requiring the subject performance;

(3)

Failure to cure a material breach of this Agreement

Within ten (10) days after receiving written from the

Board of Directors;

(4)

Failure to cease conduct unbecoming the President and CEO

of the Company after the receipt of written notice from the Board of Directors to cease such conduct;

(5)

Commission of a felony.

3.

No-Fault Termination for Cause.  At no fault of Eastland, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, “takeover” of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

4.

Rights, Options, and Benefits Surviving No-Fault Termination for Cause.  Termination of Eastland’s employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection 3, shall not effect Eastland’s right to the following compensation under this Agreement:

(a)

Base salary for the entire term of this Agreement.

(b)

Right to the next ISO grant due to Eastland under Section IV 5 herein following termination of employment.

(c)

Performance bonus for two quarters following termination.

(d)

Deferred compensation vested at time of termination.

(e)

Company benefits including, but not limited to, group medical insurance, comprehensive dental plan, life insurance, disability insurance, and car allowance shall be continued for a period of six (6) months following such termination of employment.

5.

Sale/Take-Over Termination Bonus.  In the event the employment of Eastland is terminated because of the sale of the business (either asset or stock sale), merger, consolidation, or by “takeover” by any person, entity or group, then, Eastland shall be entitled to a termination bonus equal to three times the amount of his annual salary plus the amount of the Performance Bonus (Section IV 3, above) that he received in the aggregate over the four quarters immediately preceding such termination of employment, but in no event shall said bonus be less than five hundred thousand dollars ($500,000).

6.

Resignation or Withdrawal.  In the event Eastland’s employment is terminated by his voluntary resignation or withdrawal, then, in that event, the following will apply unless otherwise agreed between the parties in writing:

(a)

If such resignation or withdrawal occurs during the first year of the term of this Agreement, then Eastland will be entitled only to two weeks salary following notice of resignation or withdrawal.  Company benefits set forth in Section IV-7 shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal.  All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

(b)

If such resignation or withdrawal occurs during the second year of the term of his Agreement, then Eastland will be entitled only to two months salary following notice of resignation or withdrawal.  Company benefits set forth in Section IV-7 shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal.  All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

(c)

If such resignation or withdrawal occurs during the third year of the term of this agreement, then Eastland will be entitled only to three months salary following notice of resignation or withdrawal and company benefits set forth in Section IV-7 shall be terminated at the end of the calendar month three months following the date of notice of resignation or withdrawal.  All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

7.         Death or Disability.

In the event Eastland’s employment is terminated by death or upon medical certification of total disability (“disability”), then the following will apply in that respective event:

(a)

In the event of Eastland’s death, the Company shall:

-

Pay to Eastland’s estate an amount equal to Eastland’s base salary for three months or for the balance of the term of this Agreement, whichever is longer.  Said payment may be made in installments at a rate no less than his salary payments would have been.

-

Pay to Eastland’s estate his deferred compensation vested at the time of death;

-

Grant to Eastland’s estate the next ISO due to Eastland under Section IV-5 herein following the date of his death;

-

The company shall pay to Eastland’s estate an amount equal to the Performance Bonus Eastland would have received for the next two quarters following termination;

-

The Company shall continue providing the medical and dental benefits set forth in Section IV-3 to Eastland’s survivors (to the extent applicable) for a period of one year.

(b)

In the Event of Eastland’s disability, the Company shall:

-

Pay to Eastland an amount equal to Eastland’s base salary for three months next following determination of disability or for the balance of the term of this Agreement, whichever is longer.  Said payment may be made in installments at a rate no less than his salary payments would have been.

-

Pay to Eastland his deferred compensation vested at the time of termination;

-

Grant to Eastland the next ISO due to Eastland under Section IV-5 herein following determination of disability;

-

The company shall pay to Eastland an amount equal to the Performance Bonus Eastland would have received for the next two quarters following determination of disability;

-

The Company shall continue providing the medical and dental benefits set forth in Section IV-7 to Eastland for a period of two years following determination of disability.

XII.

RESTRICTIVE COVENANTS.

1.

Confidential information.  Eastland covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a.

Customers lists, contracts, and other sales and marketing

information;

b.

Financial information, cost data;

c.

Formulas, trade secrets, processes and devices related to

the operation of the theme parks;

d.

Supply sources, contracts;

e.

Business opportunities relating to developing new

business for the Company;

f.

Proprietary plans, procedures, models and other proprietary

information of the Company.

2.

Affirmative Duty to Disclose.  Eastland shall promptly communicate and disclose to the Company to the extent reasonable all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company.  All written material, possession during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Eastland is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Eastland shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.        Covenant Not to Compete.  For a period of three (3) years following the termination of his employment with the Company, Eastland shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business.  This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks or in which Company has designation for expansion within 3 years

4.

Material Harm Upon Breach.  The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached.  Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.

Arbitration.  Any controversy, claims, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parties to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final and absolute.  The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

The venue for said arbitration shall be Eagle, Ada County, Idaho, and the laws of  the State of Idaho relating to arbitration shall apply to said arbitration.

The decision of the arbitration panel may be entered as a judgment in any court of the general jurisdiction in any state of the United States or elsewhere.

XIII.

NOTICE.

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:

Great American Family Parks, Inc.

208 Academy St., Suite 130

Eagle, Idaho 83616

EASTLAND:

Larry Eastland

2075 Belgrave Way

Eagle, Idaho 83616

XIV.

GENERAL PROVISIONS.

1.

Entire Agreement.  This Agreement constitutes and is the entire Agreement of the parties and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

2.

Amendments.  This Agreement may be amended only in writing signed by both parties.

3.

Assignment.

No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.

Execution of Other Documents.  Each of the parties agree to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.

Binding Effect.  This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.

No Waiver of Future Breach.  The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.

Execution of Multiple Originals.  Two (2) original counterparts of this Agreement shall be executed by these parties.

8.

Governing Law.  This Agreement shall be governed and interpreted by the laws of the State of Idaho.

9.        Severability.  In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement which can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY:

     GREAT AMERICAN FAMILY PARKS, INC.

     BY/s/ Dale Van Voorhis

                               Dale Van Voorhis, Vice President

                                                                           ATTEST:  /s/ Jack Klosterman

                                                                                            Jack Klosterman, Secretary

EASTLAND:    /s/ Larry Eastland

                          LARRY EASTLAND